Exhibit 23.1

CONSENT OF BDO SEIDMAN, LLP

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-36026, No. 333-64536, No. 333-74753, No. 333-76780, No. 333-100392, No. 333-102837, No. 333-108778, No. 333-104791 and No. 333-112165) and Forms S-8 (No. 333-38506, No. 333-32545, No. 333-65916, No. 333-65928, No. 333-102744 and the Form S-8 filed on July 10, 2003 with respect to the Cardima, Inc. 2003 Stock Option Plan) of Cardima, Inc. of our report dated February 20, 2004, relating to the 2003 financial statements and schedule, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/    BDO SEIDMAN, LLP

San Francisco

March 30, 2004

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